EXHIBIT 23.1

[Letterhead of FAEGRE & BENSON LLP]

December 29, 2003

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated December 19, 2003 relating to Wells Fargo & Company Callable Notes Linked to the Dow Jones Industrial AverageSM due January 8, 2010 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP